CAMPBELL STRATEGIC ALLOCATION FUND, L.P.
                          MONTHLY REPORT - October 2007
                                   -----------

                     STATEMENT OF CHANGES IN NET ASSET VALUE
                     ---------------------------------------


Net Asset Value (1,586,461.669 units) at September 30, 2007      $4,395,800,288
Additions of 3,314.959 units on October 31, 2007                      9,688,714
Redemptions of (54,119.473) units on October 31, 2007              (158,176,596)
Offering Costs                                                         (487,773)
Net Income (Loss) - October 2007                                    241,492,404
                                                                 --------------

Net Asset Value (1,535,657.155 units) at October 31, 2007        $4,488,317,037
                                                                 ==============

Net Asset Value per Unit at October 31, 2007                     $     2,922.73
                                                                 ==============



                           STATEMENT OF INCOME (LOSS)
                         --------------------------


Income:
  Gains (losses) on futures contracts:
    Realized                                                     $   21,298,234
    Change in unrealized                                             26,893,989
  Gains (losses) on forward and options on forward contracts:
    Realized                                                          9,264,822
    Change in unrealized                                            196,481,061
  Interest income                                                    15,597,456
                                                                 --------------

                                                                    269,535,562
                                                                 --------------

Expenses:
  Brokerage fee                                                      27,872,886
  Performance fee                                                             0
  Operating expenses                                                    170,272
                                                                 --------------

                                                                     28,043,158
                                                                 --------------

Net Income (Loss) - October 2007                                 $  241,492,404
                                                                 ==============

                                 FUND STATISTICS
                                 ---------------


Net Asset Value per Unit on October 31, 2007                     $    2,922.73

Net Asset Value per Unit on September 30, 2007                   $    2,770.82

Unit Value Monthly Gain (Loss) %                                          5.48%

Fund 2007 calendar YTD Gain (Loss) %                                     (6.59)%


To the best of my knowledge and belief, the information contained herein is accurate and complete.


                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Executive Officer
                                  Campbell & Company, Inc.
                                  General Partner
                                  Campbell Strategic Allocation Fund, L.P.

                                  Prepared without audit

Dear Investor,

Profits from Currency trading dominate in October

Mixed messages dominated trading in October as corporate earnings' reports either beat estimates or severely disappointed, money center and investment banks continued grappling with major credit related losses, housing data continued to soften, and the FOMC complied with market expectations with a 25 basis point cut on the last day of the month.

Gains from currency trading led the way in October as the US Dollar continued its descent - breaching historic support levels. High yielding currencies continued to battle back from August lows and Campbell benefited from its positive positioning to the global risk environment.

Additional gains were recorded from trading in global equity indices, despite intra-month volatility. US markets finished strongly, with the NASDAQ 100 leading the charge, Europe continued to move higher (albeit at a slower pace), and Asian stock indices traded within a 7% range only to finish flat.

Fixed Income trading finished flat with yields at month end falling across the curve as credit quality remained an underlying concern. Energy and base metals trading finished slightly lower as the tight supply demand picture has been coupled with a deteriorating geo-political landscape, a weakening dollar and strong growth from India & China.

As always, we remain committed to a disciplined, systematic approach to managing your investment. Please do not hesitate to contact me if you have any questions.

Sincerely,

Terri Becks
President & CEO
Campbell & Company, Inc.
General Partner
Campbell Strategic Allocation Fund, L.P.